As filed with the Securities and Exchange Commission on November 17, 2008
Registration Statement No. 333-152974

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1
TO
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CLIFFS NATURAL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Ohio	1000	34-1464672
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification Number)
Incorporation or Organization)	Classification Code Number)

1100 Superior Avenue
Cleveland, Ohio 44114-2544
(216) 694-5700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

George W. Hawk, Jr., Esq.
General Counsel and Secretary
Cliffs Natural Resources Inc.
1100 Superior Avenue
Cleveland, Ohio 44114-2544
(216) 694-5700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Lyle G. Ganske, Esq.	Vaughn R. Groves, Esq.	Ethan A. Klingsberg, Esq.
James P. Dougherty, Esq.	Vice President and General Counsel	Jeffrey S. Lewis, Esq.
Jones Day	Alpha Natural Resources, Inc.	Cleary Gottlieb Steen & Hamilton LLP
901 Lakeside Avenue	P.O. Box 2345	One Liberty Plaza
Cleveland, Ohio 44114	Abingdon, Virginia 24212	New York, NY 10006
(216) 586-3939	(276) 628-3116	(212) 225-3999

     Approximate date of commencement of proposed sale to the public: Not applicable.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Deregistration of Securities
     This Post-Effective Amendment No. 1 to the Registration Statement of Cliffs Natural Resources Inc. (formerly known as Cleveland-Cliffs Inc), an Ohio corporation (“Cliffs”), on Form S-4 (File No. 333-152974) filed with the Securities and Exchange Commission on August 12, 2008, as amended on September 22, 2008 and October 15, 2008 (the “Registration Statement”), and declared effective on October 23, 2008, is being filed in order to deregister all Cliffs common shares, par value $0.125 per share, that were registered under the Registration Statement (the “Registered Securities”) for issuance pursuant to that certain Agreement and Plan of Merger dated as of July 15, 2008, by and among Cliffs, Alpha Merger Sub, Inc. (formerly known as Daily Double Acquisition, Inc.), a Delaware corporation and a wholly-owned subsidiary of Cliffs, and Alpha Natural Resources, Inc., a Delaware corporation (the “Merger Agreement”). The Merger Agreement was terminated effective as of November 17, 2008, as a result of which no securities of Cliffs will be issued under the Merger Agreement. Accordingly, Cliffs is filing this Post-Effective Amendment No. 1 to deregister, and Cliffs hereby removes from registration, all of the Registered Securities that are no longer issuable as a result of the termination of the Merger Agreement. The Registered Securities remained unissued and unsold as of the date of the termination of the Merger Agreement and as of the date of the filing of this Post-Effective Amendment No. 1, and, upon the deregistering of the Registered Securities, no securities will remain registered for sale under the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio on November 17, 2008.

CLIFFS NATURAL RESOURCES INC. (Registrant)
By:	/s/ George W. Hawk, Jr.
Name:	George W. Hawk, Jr.
Title:	General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

*		Chairman, President and Chief Executive

	Joseph A. Carrabba	Officer, Director	November 17 , 2008

*

	R.C. Cambre	Director	November 17, 2008

*

	S. M. Cunningham	Director	November 17, 2008

*

	B. J. Eldridge	Director	November 17, 2008

*

	S. M. Green	Director	November 17, 2008

*

	J.D. Ireland, III	Director	November 17, 2008

*

	F.R. McAllister	Director	November 17, 2008

*

	R. Phillips	Director	November 17, 2008

*

	R.K. Riederer	Director	November 17, 2008

*

	A. Schwartz	Director	November 17, 2008

*		Executive Vice President and Chief

	L. Brlas	Financial Officer	November 17, 2008

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and filed with the Securities and Exchange Commission on August 12, 2008, as Exhibit 24(a) to the Registration Statement and incorporated herein by reference, by signing his name hereto, does hereby sign and deliver this post-effective amendment to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ George W. Hawk, Jr.
George W. Hawk, Jr.
Attorney-in-Fact